COMPANY CONTACT:            Tony M. Shelby
                        Executive Vice President
(405) 235-4546

Investor Relations Contact:       Linda Latman (212) 836-9609
Lena Cati (212) 836-9611
The Equity Group, Inc.

October 13, 2006
                                                AMEX:LXU

LSB INDUSTRIES, INC. ANNOUNCES
EXCHANGES OF CERTAIN PREFERRED STOCK

Oklahoma City, Oklahoma . . . October 13, 2006 . . . LSB Industries, Inc. (“the Company”), whose common stock is traded on the American Stock Exchange under the symbol LXU (AMEX: LXU), today announced that it has entered into Exchange Agreements with holders of 97,428 shares of LSB’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”). Pursuant to the terms of the Exchange Agreements, LSB will issue an aggregate of 720,967 shares of its common stock in exchange for an aggregate of 97,428 shares of Series 2 Preferred and the holders have agreed to waive their rights to all accrued and unpaid dividends on the Series 2 Preferred being exchanged. Upon completion of these exchanges, 506,222 shares of Series 2 Preferred (excluding shares of Series 2 Preferred held by LSB in treasury) will remain issued and outstanding. The Exchange Agreements are subject to LSB listing the shares of common stock to be issued to the Series 2 Preferred holders on the American Stock Exchange pursuant to the Exchange Agreement.

The holders of Series 2 Preferred that entered into the Exchange Agreements waived an aggregate of approximately $2.3 million in unpaid dividends on the shares of Series 2 Preferred to be exchanged. Upon completion of the Exchange Agreements, there will remain a total of approximately $11.8 million in unpaid dividends on the Series 2 Preferred remaining outstanding.

The holders of the Series 2 Preferred that are parties to the Exchange Agreements separately solicited LSB in connection with the exchange, and each Exchange Agreement was negotiated with the holders. Neither LSB nor the holders of the Series 2 Preferred have paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration for soliciting each exchange. Each of the exchanges has been, or will be, conducted under the exemption from registration provided by Sections 3(a)(9) of the Securities Act of 1933, as amended (the “Act”). The Series 2 Preferred was registered with the Securities and Exchange Commission and, as such, LSB believes that the shares of common stock issued under the Exchange Agreements will be freely tradable by their recipients and will not be considered restricted securities or contain a restrictive legend. This release is not an offer or a solicitation of an offer to sell or exchange any security.

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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